SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b) (Amendment No.1)*


                          Bottomline Technologies, Inc.
                          -----------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   101388 10 6
                                 --------------
                                 (CUSIP Number)


                                 April 24, 2001
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 20

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 2 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Management IV, LLC ("ICM4")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        195,380 shares, which shares are directly owned by Integral
      EACH          Capital Partners IV, L.P. ("ICP4"). ICM4 is the general
    REPORTING       partner of ICP4
     PERSON         ------------------------------------------------------------
      WITH       7  SOLE DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    195,380 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   195,380 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.50%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 3 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Partners NBT, LLC ("Integral NBT")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        970 shares, which shares are directly owned by Integral
      EACH          Capital Partners IV MS Side Fund, L.P. ("Side Fund").
    REPORTING       Integral NBT is the general partner of Side Fund
     PERSON         ------------------------------------------------------------
      WITH       7  SOLE DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    970 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   970 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.01%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 4 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Management V, LLC ("ICM5")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY
    OWNED BY        89,720 shares, which shares are directly owned by Integral
      EACH          Capital Partners V, L.P. ("ICP5"). ICM5 is the general
    REPORTING       partner of ICP5
     PERSON         ------------------------------------------------------------
      WITH       7  SOLE DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    89,720 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   89,720 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.69%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 5 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   ICP Management V, LLC ("ICP Management 5")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,430 shares, of which 1,210 shares are directly owned by
    OWNED BY        Integral Capital Partners V Side Fund, L.P. ("ICP5 Side
      EACH          Fund") and 220 shares are directly owned by Integral Capital
    REPORTING       Partners V SLP Side Fund, LLC ("5 SLP Side Fund"). ICP
     PERSON         Management 5 is the general partner of ICP5 Side Fund and
      WITH          the manager of 5 SLP Side Fund.
                    ------------------------------------------------------------
                 7  SOLE DISPOSITIVE POWER
                    -0-
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    1,430 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,430 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.01%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 6 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Partners IV, L.P. ("ICP4")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     195,380 shares are directly owned by ICP4. Integral Capital
    OWNED BY        Management IV, LLC is the general partner of ICP4.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         -0-
      WITH          ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    195,380 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   195,380 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.50%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 7 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     970 shares are directly owned by Side Fund. Integral Capital
    OWNED BY        6 Partners NBT, LLC is the general partner of Side Fund.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         -0-
      WITH          ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    970 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   970 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.01%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 8 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Partners V, L.P. ("ICP5")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     89,720 shares, which are directly owned by Integral Capital
    OWNED BY        Partners V, L.P. ("ICP5"). ICM5 is the general partner of
      EACH          ICP5.
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          -0-
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    89,720 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   89,720 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.69%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                        ------------------
CUSIP NO. 101388 10 6                                         Page 9 of 22 Pages
----------------------                                        ------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     1,210 shares, which are directly owned by ICP5 Side Fund.
    OWNED BY        ICP Management 5 is the general partner of ICP5 Side Fund.
      EACH
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          -0-
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    1,210 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   1,210 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.01%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
----------------------                                       -------------------
CUSIP NO. 101388 10 6                                        Page 10 of 22 Pages
----------------------                                       -------------------

1  NAMES OF REPORTING PERSONS
   S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

   Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                      (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware (limited liability company)
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    -0-
    NUMBER OF       ------------------------------------------------------------
     SHARES      6  SHARED VOTING POWER
   BENEFICIALLY     220 shares, which are directly owned by 5 SLP Side. ICP
    OWNED BY        Management 5 is the manager of 5 SLP Side.
      EACH
    REPORTING       ------------------------------------------------------------
     PERSON      7  SOLE DISPOSITIVE POWER
      WITH          -0-
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    220 shares (see response to Item 6)
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   220 shares
   ----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.002%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

     Bottomline Technologies, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     155 Fleet Street
     Portsmouth, NH 03801

ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

     This statement is being filed by Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"), Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM4, Integral NBT, ICM5 and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

     ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund") and the manager of Integral Capital Partners V SLP Side Fund, LLC ("5 SLP Side"). With respect to ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP4, Side Fund, ICP5, ICP5 Side Fund, and 5 SLP Side, and none of ICM4, Integral NBT, ICM5 or ICP Management 5 directly or otherwise hold any Shares. Management of the business affairs of ICM4, Integral NBT, ICM5, and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively, such that no single manager of ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

     Common Stock

ITEM 2(e). CUSIP NUMBER:

     101388 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
     (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     A.   Integral Capital Management IV, LLC

          (a)  Amount Beneficially Owned: 195,380
          (b)  Percent of Class: 1.50%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 195,380
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    195,380

     B.   Integral Capital Partners NBT, LLC

          (a)  Amount Beneficially Owned: 970
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 970
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 970

     C.   Integral Capital Management V, LLC

          (a)  Amount Beneficially Owned: 89,720
          (b)  Percent of Class: 0.69%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 89,720
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 89,720

     D.   ICP Management V, LLC

          (a)  Amount Beneficially Owned: 1,430
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,430
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 1,430

     E.   Integral Capital Partners IV, L.P.

          (a)  Amount Beneficially Owned: 195,380
          (b)  Percent of Class: 1.50%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 195,380
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    195,380

     F.   Integral Capital Partners IV MS Side Fund, L.P.

          (a)  Amount Beneficially Owned: 970
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 970
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 970

     G.   Integral Capital Partners V, L.P.

          (a)  Amount Beneficially Owned: 89,720
          (b)  Percent of Class: 0.69%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 89,720
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 89,720

     H.   Integral Capital Partners V Side Fund, L.P.

          (a)  Amount Beneficially Owned: 1,210
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,210
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 1,210

     I.   Integral Capital Partners V SLP Side Fund, LLC

          (a)  Amount Beneficially Owned: 220
          (b)  Percent of Class: 0.002%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 220
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 220

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

     Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 27, 2001

                                        INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager



                                        INTEGRAL CAPITAL PARTNERS NBT, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager



                                        INTEGRAL CAPITAL MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        ICP MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager



                                        INTEGRAL CAPITAL PARTNERS IV, L.P.

                                        By Integral Capital Management IV, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager



                                        INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                        FUND, L.P.

                                        By Integral Capital Partners NBT, LLC
                                        its General Partner



                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager



                                        INTEGRAL CAPITAL PARTNERS V, L.P.

                                        By Integral Capital Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS V SIDE
                                        FUND, L.P.

                                        By ICP Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager



                                        INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                        FUND, LLC

                                        By ICP Management V, LLC,
                                        its Manager


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  EXHIBIT INDEX


                                                                Found on
                                                                Sequentially
Exhibit                                                         Numbered Page

Exhibit A:        Agreement of Joint Filing                         20

                                    EXHIBIT A

                            Agreement of Joint Filing


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated April 27, 2001 containing the information required by Schedule 13G, for the 287,500 Shares of capital stock of Bottomline Technologies, Inc. held by Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, and Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company.

Date: April 27, 2001

                                        INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                        INTEGRAL CAPITAL PARTNERS NBT, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                        INTEGRAL CAPITAL MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        ICP MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                        INTEGRAL CAPITAL PARTNERS IV, L.P.

                                        By Integral Capital Management IV, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                        INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                        FUND, L.P.

                                        By Integral Capital Partners NBT, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                        INTEGRAL CAPITAL PARTNERS V, L.P.

                                        By Integral Capital Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS V SIDE
                                        FUND, L.P.

                                        By ICP Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                        INTEGRAL CAPITAL PARTNERS V SLP SIDE
                                        FUND, LLC

                                        By ICP Management V, LLC,
                                        its Manager


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager